[Letterhead of Q-Med AB (publ)]
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                                  July 14, 2000


Weaver  H. Gaines,
Chairman  and Chief  Executive  Officer
Ixion Biotechnology, Inc
13709  Progress Blvd
Alachua Florida  32615


               Re: Stock Purchase Agreement between Ixion Biotechnology, Inc ("Company") and QVESTOR LLC ("Purchaser") dated as of July 14, 2000 ("Stock Purchase Agreement")


Dear Mr. Gaines:

         This letter confirms that:

         1) Q-Med AB (publ) ("Q-Med") will cause Purchaser to be sufficiently capitalized or to otherwise have sufficient funds to enable Purchaser to pay the second payment of the Purchase Price, as defined in the Stock Purchase Agreement, subject to the terms set forth in section 1.2 ("Purchase Price and Method of Payment") of the Stock Purchase Agreement.

         2) Q-Med will cause Purchaser to be sufficiently capitalized or to otherwise have sufficient funds to enable Purchaser to meet the obligations of Purchaser pursuant section 8.3 ("Indemnification by the Purchaser") of the Stock Purchase Agreement.

         3) Q-Med and Qvestor are aware that the board of directors of the Company will consider making the following offer to holders of the Company's unsecured convertible notes in the event the Company decides to make such offers:

                    i) All holders of variable rate unsecured convertible notes will be given 90 days from Closing under the Stock Purchase Agreement to elect to convert their notes into the Company's shares at the price of $2.10 per share.

                    ii) At the maturity date of the unsecured convertible notes, Q-Med will have a right of first refusal to offer to redeem, at the maturity date, from all holders electing not to convert at such date, all unsecured debt at a price equal to par, plus, in the case of variable rate unsecured convertible notes only, an amount equal to accrued simple interest at 10% for the life of the notes. If Q-Med elects not to make such offer, the offer will be made by the Company utilizing the funds received under the Stock Purchase Agreement or otherwise.

         4) Q-Med agrees to proceed in good faith to negotiate a license agreement relating to its intellectual property rights to non-animal stabilized hyaluronic acid ("NASHA") on the following specific terms:

          o the license will be an exclusive, worldwide license in the Field, as defined below, to use NASHA in the Company's business, provided that, such license shall not include the right, directly or indirectly, to manufacture the NASHA ;

          o the "Field," as used herein, will be restricted to encapsulation of islets, IPSCs, IPCs, and ISCs, all being insulin producing cells or stem or progenitor cell progenitors to such cells;

          o the license will not include any right of the Company to sublicense the NASHA, in whole or in part, to any third party;

          o any improvements made by Q-Med, the Company, or any other person or entity, in the NASHA gel will be the exclusive property of Q-Med, provided that the Company shall have the right to use such improvements as set forth in the license; and

          o the license shall be royalty free, meaning that the Company shall not pay royalties on its net sales of devices containing NASHA to or through other purchasers. However, the transfer price paid by the Company to Q-Med to purchase NASHA shall be the subject of good faith negotiations, diligently pursued.

         5) Q-Med represents and warrants that:

          o The Purchaser has the power to enter into the Stock Purchase Agreement and to carry out its obligations thereunder.

          o The execution and delivery of this letter and the consummation of the transactions contemplated herein have been duly authorized by Q-Med and no other proceeding on the part of Q-Med will be necessary to authorize the execution and delivery of this letter and the consummation of the transactions contemplated herein.

          o This Letter constitutes a valid and binding agreement Q-Med and is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, and similar laws affecting the rights of creditors and subject to general principles of equity.


         6) In the event that Purchaser should fail to pay the balance of the Purchase Price, as required by section 1.2(b) of the Stock Purchase Agreement, the Company may elect to pursue its remedies under the Stock Purchase Agreement, or may, in its absolute discretion, seek the return of the number of shares not paid for from the Purchaser as a result of such failure by the Purchaser to pay the balance of the Purchase Price. The Company shall have the right to seek to compel specific enforcement of such obligation by the Purchaser and Q-Med in any court having appropriate jurisdiction over such matter. The Purchaser and Q-Med agree that a failure by the Purchaser to pay the balance of the Purchase Price, as set forth above, would irreparably injure the Company and would leave the Company with no adequate remedy

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

at law. In the event the Company elects to seek, and subsequently obtains an order specifically enforcing the above-referenced obligation, upon the return of the unpaid shares, the Company shall have no further liability arising from Purchaser's failure to pay the balance of such Purchase Price.


                                      Sincerely yours,



                                      -------------------------
                                      Per Olof Wallstrom
                                      President and CEO

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